EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Paladin Realty Income Properties, Inc.:

We consent to the use of our report dated March 27, 2009, with respect to the consolidated balance sheets of Paladin Realty Income Properties, Inc. and subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2008, included in Supplement No. 6 to the Prospectus related to the Registration Statement on Form S-11 (File No. 333-146867) of Paladin Realty Income Properties, Inc., and to the reference to our firm under the heading “Experts” in Supplement No. 6.

/s/ KPMG LLP

Short Hills, New Jersey

April 2, 2009